                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /  Preliminary Proxy Statement          / /  Confidential, for Use of the
                                               Commission  Only (as permitted by
                                               Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                                  COPART, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)   Title of each class of securities to which transaction applies:
     (2)   Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)   Proposed maximum aggregate value of transaction:
     (5)   Total fee paid:

/ /  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount Previously Paid:
     (2)   Form, Schedule or Registration Statement No.:
     (3)   Filing Party:
     (4)   Date Filed:

                                  COPART, INC.

                                October 28, 2002


Dear Shareholder:

      You are cordially invited to attend the 2002 Annual Meeting of Shareholders of Copart, Inc., to be held on Wednesday, December 4, 2002 at 9:00 a.m., Pacific Standard Time, at Copart's corporate headquarters located at 5500
E. Second Street, Benicia, California 94510 (see directions on back of proxy statement). The formal Notice of Annual Meeting of Shareholders and proxy statement accompanying this letter describe the business to be acted upon.

      PLEASE SUBMIT YOUR PROXY NOW, ACCORDING TO THE ENCLOSED INSTRUCTIONS, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you attend the meeting, you may still vote in person even if you have previously returned a signed proxy.

                                               Sincerely,

                                               /s/ Willis J. Johnson

                                               WILLIS J. JOHNSON
                                               CHIEF EXECUTIVE OFFICER





--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING IN THE EVENT YOU ARE NOT PERSONALLY PRESENT, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.
--------------------------------------------------------------------------------

                                  COPART, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON DECEMBER 4, 2002


TO THE SHAREHOLDERS OF COPART, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Copart, Inc. will be held on Wednesday, December 4, 2002 at 9:00 a.m., Pacific Standard Time, at Copart's corporate headquarters located at 5500 E. Second Street, Benicia, California 94510 for the following purposes:

      1. To elect seven directors to serve until the next annual meeting or until their successors have been duly elected and qualified;

      2. To ratify the selection of KPMG LLP as independent auditors for the current fiscal year ending July 31, 2003; and

      3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

      Our board of directors has fixed the close of business on October 17, 2002 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting. The stock transfer books will not be closed between the record date and the date of the annual meeting.

      Please read carefully the following proxy statement which describes the matters to be voted upon at the annual meeting, and then submit your proxy according to the enclosed instructions as promptly as possible. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be submitted to ensure that all your shares will be voted. Any shareholder who has previously submitted a proxy may attend the meeting, and if the shareholder so chooses, vote in person by ballot, which will result in the revocation of the prior proxy.


                                      By Order of the Board of Directors
                                      COPART, INC.


                                      By: /s/ Paul A. Styer
                                         ---------------------------------------
                                          Paul A. Styer, SECRETARY

Benicia, California
October 28, 2002

                                  COPART, INC.
                              5500 E. Second Street
                            Benicia, California 94510

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON DECEMBER 4, 2002

GENERAL

      The enclosed proxy is solicited on behalf of the board of directors of Copart, Inc., a California corporation, for use at our annual meeting of shareholders to be held on Wednesday, December 4, 2002. The annual meeting will be held at 9:00 a.m., Pacific Standard Time, at Copart's principal executive offices, located at 5500 E. Second Street, Benicia, California 94510. Our telephone number at these offices is (707) 748-5000. Only shareholders of record at the close of business on October 17, 2002 will be entitled to notice of, and to vote at, the annual meeting.

      We use several abbreviations in this proxy statement. We may refer to our company as "Copart" or the "Company." The term "proxy materials" includes this proxy statement as well as the enclosed proxy card. References to our "2002 fiscal year" or "fiscal 2002" refer to our fiscal year which began on August 1, 2001 and ended on July 31, 2002.

      This proxy statement and the accompanying proxy materials were mailed to the Company's shareholders on or about November 4, 2002.

      On October 17, 2002, the record date for determination of shareholders entitled to vote at our annual meeting, there were 92,264,859 shares of our common stock outstanding held by approximately 1,190 shareholders of record. No shares of our authorized preferred stock were outstanding.

VOTING RIGHTS

      Each share of our common stock outstanding on the record date is entitled to one vote on each matter submitted for shareholder approval. In addition, under California law, in connection with the election of directors, each shareholder may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder as of the record date, or such shareholder may distribute such number of votes on the same principle among as many candidates as the shareholder thinks fit. Votes cannot be cast for more than the number of candidates to be elected. No shareholder will be entitled to cumulate votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the commencement of voting of the shareholder's intention to cumulate votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

QUORUM REQUIREMENT; ABSTENTIONS AND BROKER NON-VOTES

      A quorum comprising the holders of a majority of our outstanding shares of common stock on the record date must be present or represented for the transaction of business at the annual meeting. Your shares will be counted as being present at the meeting if you appear in person or if you submit your proxy either by Internet, telephone, or by a properly executed proxy card.

      Broker non-votes (as described below) and abstentions will be counted for purposes of determining the presence or absence of a quorum but will not be counted for purposes of determining the number of votes cast regarding any particular proposal. Therefore, if the number of abstentions or broker non-votes results in the votes "FOR" a proposal not equaling at least a majority of the quorum required for the meeting, the proposal will not be approved. This will be the case even though the number of votes "FOR" the proposal exceeds the number of votes "AGAINST" the proposal. Abstentions and broker non-votes are not counted in the election of directors.

      Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, as beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares "FOR" routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A "broker non-vote" occurs when a broker expressly instructs on a proxy submission that it is not voting on a matter, whether routine or non-routine. Your broker will have discretionary authority to vote your shares on each of the proposals being presented at the annual meeting, which are all routine matters.

VOTING PROCEDURES

      GENERAL. Your shares will be voted in accordance with the instructions you indicate when you submit your proxy. If you submit a proxy, but do not indicate your voting instructions, your shares will be voted as follows:

      o FOR the election of the director nominees listed in this proxy statement;

      o FOR the ratification of our selection of KPMG LLP as independent auditors for the fiscal year ending July 31, 2003; and

      o At the discretion of the proxy holders, upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

      VOTING BY MAIL. By signing and returning the enclosed proxy card according to the instructions provided, you are enabling the individuals named on the proxy card, known as "proxies," to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

      VOTING BY TELEPHONE. You may be able to vote by telephone. If so, instructions are included with your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

      VOTING ON THE INTERNET. You may be able to vote on the Internet. If so, instructions are included with your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

      VOTING IN PERSON AT THE MEETING. If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name. In that case, and if you wish to vote at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

REVOCABILITY OF PROXIES

      You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:

      o     Submit another proxy bearing a later date;

      o Provide written notice of the revocation to our Secretary, Paul Styer, c/o Copart, Inc., 5500 E. Second Street, Benicia, California 94510, prior to the time we take the vote at the annual meeting; or

      o     Attend the meeting and vote in person.

PROXY SOLICITATION COSTS

      We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of proxy materials. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket costs in forwarding these proxy materials to you. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, facsimile or other means by directors, officers, or employees of Copart. No additional compensation will be paid to these individuals for any such services.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

      As a shareholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Proposals of our shareholders intended to be presented for consideration at our 2003 annual meeting must be received by us no later than July 7, 2003.

      The enclosed proxy grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. If you intend to submit a proposal for consideration at the 2003 annual meeting that is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, you must do so no later than September 20, 2003. If you fail to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2003 annual meeting.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

      One of the purposes of the annual meeting is to elect directors to hold office until the 2003 annual meeting or until their respective successors are elected and have been qualified. The number of authorized directors is currently seven. Our board of directors has nominated the seven individuals listed below for election as directors. All of the nominees are presently directors of Copart. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the proxy holders will vote all submitted proxies "FOR" the nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees to be voted for will be determined by the proxy holders. Directors must be elected by a plurality of the votes cast at the annual meeting. Accordingly, the seven candidates receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected to our board of directors.

NOMINEES

      Set forth below is information regarding the Company's nominees, all of whom are currently directors of the Company:

                       NAME                      AGE             POSITION(S) WITH COPART            DIRECTOR SINCE
---------------------------------------------  -------  ------------------------------------------  --------------
Willis J. Johnson..........................       55    Chief Executive Officer and Director             1982
A. Jayson Adair............................       33    President and Director                           1992
James E. Meeks.............................       53    Executive Vice President, Chief Operating        1996
                                                        Officer and Director
Harold Blumenstein.........................       64    Director                                         1994
James Grosfeld.............................       65    Director                                         1993
Marvin L. Schmidt..........................       59    Director                                         1993
Jonathan Vannini...........................       40    Director                                         1993

      WILLIS J. JOHNSON, co-founder of Copart, has served as our Chief Executive Officer since 1986. Mr. Johnson also served as our President from 1986 until May 1995. Mr. Johnson was an officer and director of U-Pull-It, Inc. a self-service auto dismantler that he co-founded, from 1982 through September 1994. Mr. Johnson sold his entire interest in UPI in September 1994. Mr. Johnson has over 30 years of experience in owning and operating auto dismantling companies.

      A. JAYSON ADAIR has served as our President since November 1996. From April 1995 until October 1996, Mr. Adair served as our Executive Vice President. From August 1990 until April 1995, Mr. Adair served as our Vice President of Sales and Operations, and from June 1989 to August 1990, Mr. Adair served as our Manager of Operations.

      JAMES E. MEEKS has served as our Vice President and Chief Operating Officer since September 1992, when he joined the Company concurrent with our purchase of South Bay Salvage Pool. Mr. Meeks has served as Executive Vice President and director of the Company since October 1996 and as Senior Vice President since April 1995. From April 1986 to September 1992, Mr. Meeks, together with his family, owned and operated the South Bay Salvage Pool. Mr. Meeks was also an officer, director and part owner of Cas & Meeks, Inc., a towing and subhauling service company, which he operated from 1991 to March 2001. Mr. Meeks has over 35 years of experience in the vehicle dismantling business.

      HAROLD BLUMENSTEIN is a general partner of Paragon Properties Company, a real estate development, investment and management company, where he has been employed since January 1971. Mr. Blumenstein holds a B.A. in Economics and Accounting from Wayne State University.

      JAMES GROSFELD has been a private investor at all times during the last five years. From November 1993 until November 1994, Mr. Grosfeld served as chairman of our board of directors. Mr. Grosfeld is also a director of BlackRock, Inc., a public diversified investment management company.

      MARVIN L. SCHMIDT retired as our Senior Vice President of Corporate Development on January 1, 1999, a position he had held since May 1995. Mr. Schmidt served as Vice President of our Western Region from July 1993, when he joined the Company concurrent with the Company's acquisition of County Salvage, Inc., until May 1995. From January 1989 until July 1993, Mr. Schmidt owned and operated County Salvage, Inc. in Los Angeles. Mr. Schmidt has over 25 years of experience as an owner and operator of auto dismantling and parts businesses.

      JONATHAN VANNINI has been a private investor since 1996. Mr. Vannini was a general partner at HPB Associates, an investment partnership, and was employed by HPB Associates from August 1987 until March 1996. Mr. Vannini holds a B.A. in Economics from the University of California, Los Angeles and an M.B.A. from Columbia University.

      There are no family relationships among any of the directors or executive officers of the Company, except that A. Jayson Adair is the son-in-law of Willis
J. Johnson.

VOTE REQUIRED

      The seven nominees receiving the highest number of affirmative votes will be elected as directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE DIRECTOR NOMINATIONS LISTED ABOVE AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

BOARD MEETINGS AND BOARD COMMITTEES

      During the fiscal year ended July 31, 2002, our board of directors held five meetings. Each of our directors attended at least 75% of the meetings held during fiscal 2002 of our board or any committee on which such director served. Copart currently has an audit committee and a compensation committee. In addition, during fiscal 2002, the board of directors maintained a stock option grant committee that acted as administrator of our equity incentive plans. In October 2002, the board of directors terminated the stock option grant committee, whose functions and responsibilities were assumed by the compensation committee. Copart currently has no nominating committee or any committee performing similar functions.

   AUDIT COMMITTEE

      Our audit committee is primarily responsible for reviewing and approving the services performed by our independent auditors, reviewing our financial statements, and reviewing reports concerning our accounting practices and systems of internal accounting procedures and controls. The purpose of the audit committee is to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Copart, to provide to our board of directors the results of its examinations and recommendations derived therefrom, to outline to our board of directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors, and to provide such additional information as the committee may deem necessary to make our board of directors aware of significant financial matters that require the attention of our board of directors. The audit committee currently consists, and consisted at all times during fiscal 2002, of directors Blumenstein, Grosfeld, and Vannini. We believe that all three current members are "independent directors" and "financially literate" as contemplated by the listing standards of the National Association of the Securities Dealers. The audit committee held four (4) meetings during fiscal 2002.

   COMPENSATION COMMITTEE

      Our compensation committee is generally responsible for, among other things, reviewing and approving our compensation policies, setting the compensation levels for those executive officers and senior managers reporting directly to Copart's President whose compensation is not otherwise established pursuant to employment agreements reviewed or approved by the board of directors, and administering our equity incentive plans. The compensation committee currently consists of directors Grosfeld, Blumenstein and Vannini. During fiscal 2002, the compensation committee was comprised of directors Johnson, Grosfeld, and Vannini. The compensation committee held one (1) meeting during fiscal 2002. In October 2002, Mr. Johnson resigned from the compensation committee, and Mr. Blumenstein was appointed to serve in his place.

   STOCK OPTION GRANT COMMITTEE

      During fiscal 2002, the board of directors also maintained a stock option grant committee, which was responsible for administering our equity incentive plans. In October 2002, after the end of our 2002 fiscal year, the board of directors terminated the charter of the stock option grant committee, and its responsibilities were assumed by the compensation committee. The stock option grant committee was comprised of directors Johnson, Grosfeld and Vannini and held one (1) meeting during fiscal 2002.

DIRECTORS' COMPENSATION

      Non-employee directors are reimbursed for expenses incurred in attending board of directors and committee meetings. Each non-employee director currently receives quarterly compensation of $5,000.

      Each non-employee director is also eligible to receive periodic option grants for shares of our common stock pursuant to the automatic option grant program in effect under our 1994 director stock option plan. Under the terms of our director stock option plan, each non-employee member of our board of directors automatically receives a nonstatutory stock option to purchase 18,000 shares of our common stock upon initial election to the board of directors. Upon re-election to the board of directors at each annual meeting of shareholders, each non-employee director automatically receives a subsequent grant to purchase 9,000 shares of our common stock. All such options under the director stock option plan have an exercise price equal to the fair market value of our common stock on the date of grant, vest ratably over three years, and have a five year term of exercise.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During Mr. Johnson's tenure on the compensation committee and stock option grant committee, he did not participate in discussions concerning his own salary and incentive compensation, and his salary and incentive compensation was approved by the independent members of the respective committees.

      No interlocking relationship, as described by the Securities and Exchange Commission, exists between any member of our compensation committee or, during fiscal 2002, our stock option grant committee and any member of any other company's board of directors or compensation committee.

                                  PROPOSAL TWO

                      RATIFICATION OF INDEPENDENT AUDITORS

      Our board of directors has appointed KPMG LLP as Copart's independent auditors to audit our financial statements for the current fiscal year ending July 31, 2003. KPMG LLP has been our independent auditors since their appointment in July 1994. A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. Shareholder ratification of the selection of KPMG LLP is not required by our bylaws or otherwise. Our board of directors is submitting the selection of KMPG LLP to the shareholders for ratification as a matter of good corporate practice.

      In the event the shareholders fail to ratify the appointment of KPMG LLP, our board of directors will reconsider its selection. Even if the selection of independent auditors is ratified by our shareholders, our board of directors may, in its discretion, direct the appointment of a different independent accounting firm at any time during the year if the board of directors feels that such a change would be in the best interests of Copart and its shareholders.

AUDIT AND NON-AUDIT FEES BILLED TO THE COMPANY BY KPMG LLP DURING FISCAL YEAR
2002

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2002 and fees billed for other services rendered by KPMG LLP.

      Audit fees, excluding audit related                  $ 225,000
                                                           =========
      All other fees:

      Audit related fees (1)                                 173,700

      Other non-audit fees (2)                               132,710
                                                           ---------

           Total all other fees                            $ 306,410
                                                           =========

      ---------------------------

      (1) Audit related fees consisted principally of audits of financial statements of certain employee benefit plans, review of registration statements, issuance of consents and letters to underwriters.

      (2) Other non-audit fees consisted of tax compliance and tax consulting services.

VOTE REQUIRED

      Ratification of the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present at the annual meeting, either in person or by proxy.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR ENDING JULY 31, 2003.

AUDIT COMMITTEE REPORT

      THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SEC, NOR SHALL THIS INFORMATION BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE THIS INFORMATION BY REFERENCE.

      The audit committee of our board of directors is comprised of the three directors named below, none of whom are officers or employees of the Company. Our audit committee believes that all of its current members are independent directors as defined by applicable Nasdaq National Market rules and listing standards. The board of directors has adopted a written charter for the audit committee, which was attached to our proxy statement for the 2001 annual shareholder meeting.

      The audit committee has reviewed and discussed the Company's financial statements and financial reporting process with our management, which has the primary responsibility for the financial statements and financial reporting processes, including the system of internal controls. KPMG LLP, our current independent auditors, are responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. The audit committee reviews and monitors these processes and receives reports from KPMG LLP and our management. The audit committee also discusses with KPMG LLP the overall scope and plans of their audits, their evaluation of our internal controls and the overall quality of our financial reporting processes.

      The audit committee has discussed with KPMG LLP those matters required to be discussed by Statement of Auditing Standards No. 61 ("Communication With Audit Committees"). KPMG LLP has provided the audit committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committee"), and has also discussed with KPMG LLP that firm's independence from management and the Company. The audit committee has also considered whether KPMG LLP's provision to the Company of non-audit services (such as tax-related services, due diligence procedures, and services and advice related to acquisitions) that are not otherwise prohibited by applicable law is compatible with maintaining the independence of KPMG LLP with respect to the Company and our management.

      Based upon the reviews, discussions and considerations referred to above, the audit committee has recommended to the board of directors that the Company's audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2002, and that KPMG LLP be appointed as our independent auditors for fiscal year 2003.

                                            Respectfully submitted by:

                                            THE AUDIT COMMITTEE OF THE BOARD OF
                                            DIRECTORS

                                            Harold Blumenstein
                                            James Grosfeld
                                            Jonathan Vannini

                               SECURITY OWNERSHIP

      The following table sets forth certain information known to us regarding the ownership of our common stock as of October 17, 2002 by (i) all persons known by us to be beneficial owners of five percent or more of our common stock,
(ii) each current director and nominee for director, (iii) any other Named Officers (as said term is defined below in the section entitled "Executive Compensation - Summary of Cash and Certain Other Compensation") and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each of the shareholders below has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                                      NUMBER OF     PERCENT OF TOTAL
          FIVE PERCENT SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS (1)              SHARES      SHARES OUTSTANDING
----------------------------------------------------------------------------------  ------------  --------------------
Wasatch Advisors, Inc. (2)....................................................        6,783,526            7.35%
   803 West Michigan Street, Suite A
   Milwaukee, WI  53233
Fidelity Management & Research (2)............................................        5,011,992            5.43%
   82 Devonshire Street
   Boston, MA  02109
Deutsche Investment Management Americas, Inc. (2).............................        4,918,049            5.33%
   Taunusanlage 12
   Frankfurt/Main, Germany  60325
Willis J. Johnson (3).........................................................       12,836,946           13.83%
James Grosfeld (4)............................................................        5,684,500            6.16%
A. Jayson Adair (5)...........................................................        1,434,250            1.54%
Harold Blumenstein (6)........................................................          589,835             *
James E. Meeks (7)............................................................          416,187             *
Marvin L. Schmidt (8).........................................................        1,550,325            1.68%
Jonathan Vannini (9)..........................................................           45,500             *
Wayne R. Hilty (10)...........................................................           51,742             *
Vincent W. Mitz (11)..........................................................           99,293             *
Paul A. Styer (12)............................................................          348,000             *
All directors and executive officers as a group (ten persons) (3-12)..........       23,056,578           24.32%

-----------------------------------
*     Represents less than 1% of our outstanding common stock.
(1) Unless otherwise set forth, the mailing address for each of the persons listed in this table is: c/o Copart, Inc., 5500 E. Second Street, Benicia, California 94510.
(2)   The number of shares and other information presented is as reported in a
      Schedule 13F filed by each of Wasatch Advisors, Inc., Fidelity Management & Research and Deutsche Investment Management Americas, Inc. with the SEC and reflects stock held as of June 30, 2002. We have not attempted to verify independently any of the information contained in the Schedule 13F.
(3) Includes 585,000 shares of common stock subject to options exercisable within 60 days of October 17, 2002.
(4) Includes 9,500 shares of common stock subject to options exercisable within 60 days of October 17, 2002.
(5) Includes 984,250 shares of common stock subject to options exercisable within 60 days of October 17, 2002.
(6) Includes 36,500 shares of common stock subject to options exercisable within 60 days of October 17, 2002.
(7) Includes 409,500 shares of common stock subject to options exercisable within 60 days of October 17, 2002.
(8) Includes 108,000 shares of common stock subject to options exercisable within 60 days of October 17, 2002.
(9) Includes 7,000 shares of common stock subject to options exercisable within 60 days of October 17, 2002.
(10) Includes 42,950 shares of common stock subject to options exercisable within 60 days of October 17, 2002.
(11) Includes 56,000 shares of common stock subject to options exercisable within 60 days of October 17, 2002.
(12) Includes 308,000 shares of common stock subject to options exercisable within 60 days of October 17, 2002.
(13) Includes 2,546,700 shares of common stock subject to options exercisable within 60 days of October 17, 2002.

                      EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of July 31, 2002 about shares of our common stock that may be issued upon the exercise of options and similar rights under all of our existing equity compensation plans, including our 2001 stock option plan, our 1994 employee stock purchase plan, our 1994 director option plan, and our 1992 stock option plan. Our 1992 stock option plan was terminated in 2001, and no further grants will be made under this plan (although pre-existing options remain outstanding and continue to be subject to the terms of the plan). All of our equity incentive plans have been approved by our shareholders.

                                                                                                NUMBER OF SECURITIES
                                                                                              REMAINING AVAILABLE FOR
                                                                       WEIGHTED-AVERAGE        FUTURE ISSUANCE UNDER
                                      NUMBER OF SECURITIES TO BE      EXERCISE PRICE OF      EQUITY COMPENSATION PLANS
                                        ISSUED UPON EXERCISE OF      OUTSTANDING OPTIONS,      (EXCLUDING SECURITIES
                                         OUTSTANDING OPTIONS,        WARRANTS AND RIGHTS       REFLECTED IN THE FIRST
           PLAN CATEGORY                WARRANTS AND RIGHTS (1)              (1)                      COLUMN)
----------------------------------  -----------------------------  -----------------------  ---------------------------
Equity compensation plans
   approved by security
   holders......................               4,967,747(2)                 $ 8.77(3)                  4,528,000(4)
Equity compensation plans not
   approved by security
   holders......................                      --                        --                            --
                                            ------------                    ------                   -----------
Total...........................               4,967,747                    $ 8.77                     4,528,000

--------------------------
(1) We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 1994 employee stock purchase plan or the weighted average exercise price of outstanding rights under that plan. The 1994 employee stock purchase plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock at the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.
(2) Reflects the number of shares of common stock to be issued upon exercise of outstanding options under the 1992 stock option plan, the 1994 director option plan, and the 2001 stock option plan.
(3) Reflects the weighted average exercise price of outstanding options under the 1992 stock option plan, the 1994 director option plan, and the 2001 stock option plan.
(4) Includes securities available for future issuance under the 1994 director option plan, the 1994 employee stock purchase plan and the 2001 stock option plan. No securities are available for future issuance under the 1992 stock option plan.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

      The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to Copart and its subsidiaries during each of the last three fiscal years by our Chief Executive Officer and each of our other four most highly compensated executive officers. The individuals whose compensation is disclosed in the following table are referred to in this proxy statement as the "Named Officers".

                                                    SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM COMPENSATION AWARDS
                                                ANNUAL COMPENSATION           -----------------------------------------
                                      --------------------------------------  SECURITIES UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION        FISCAL YEAR   SALARY ($)    BONUS ($)    OPTIONS/SARS (#)       COMPENSATION ($)
------------------------------------- ------------- ------------  ----------- ----------------------  -----------------

Willis J. Johnson...............          2002         400,000     500,000                --              54,126 (1)
   Chief Executive Officer                2001         400,000     500,000           100,000              54,205 (2)
                                          2000         350,000     150,000                --              36,432 (3)

A. Jayson Adair.................          2002         250,000     300,000                --              15,715 (4)
   President                              2001         250,000     300,000           100,000              14,912 (4)
                                          2000         225,000      75,000           250,000              15,317 (4)

James E. Meeks..................          2002         200,000     150,000                --              11,778 (4)
   Executive Vice President               2001         200,000     225,000           100,000              10,977 (4)
   Chief Operating Officer                2000         185,000      50,000           100,000              11,786 (4)

Paul A. Styer|..................          2002         185,000     100,000                --               6,000 (5)
   Senior Vice President,                 2001         185,000     100,000            30,000               6,000 (5)
   General Counsel, Secretary             2000         170,000      30,000            20,000               6,000 (5)

Wayne R. Hilty..................          2002         175,000     100,000                --               4,800 (4)
   Senior Vice President                  2001         175,000     100,000            30,000               4,800 (4)
   Chief Financial Officer                2000         164,600      30,000            20,000               3,600 (4)

--------------------------
(1) Comprised of premiums paid on life insurance policies payable to beneficiaries designated by Mr. Johnson in the amount of $28,338 and the value to Mr. Johnson of the use of Copart automobiles in the amount of $25,788.
(2) Comprised of premiums paid on life insurance policies payable to beneficiaries designated by Mr. Johnson in the amount of $28,417 and the value to Mr. Johnson of the use of Copart automobiles in the amount of $25,788.
(3) Comprised of premiums paid on life insurance policies payable to beneficiaries designated by Mr. Johnson in the amount of $21,132 and the value to Mr. Johnson of the use of Copart automobiles in the amount of $15,300.
(4)   Comprised of the value of the use of a Copart automobile.
(5)   Comprised of automobile expense allowances.

OPTION GRANTS

      No stock option grants or stock appreciation rights were made during the 2002 fiscal year to the Named Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

      The following table sets forth information concerning exercises of options during fiscal year 2002 and the value of unexercised options held as of the end of the 2002 fiscal year by the Named Officers.

                                                                   NUMBER OF SECURITIES
                                                                         UNDERLYING              VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                   SHARES                              FISCAL YEAR END          FISCAL YEAR END ($)(2)
                                ACQUIRED ON         VALUE        ---------------------------  --------------------------
                                EXERCISE (#)    REALIZED ($)(1)  EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                               --------------  ----------------  -----------   -------------  -----------  -------------
Willis J. Johnson..........     $     --          $     --        532,500         217,500      $5,190,000   $1,038,000
A. Jayson Adair............           --                --        880,500         547,500       6,717,010    2,542,400
James E. Meeks.............           --                --        372,500         227,500       3,055,300      485,000
Paul A. Styer..............       10,000           154,990        293,750          71,250       2,922,330      242,320
Wayne R. Hilty.............       24,500           287,326         27,700          74,250         114,902      247,160

--------------------------
(1) Represents the fair market value of underlying securities on the date of exercise minus the exercise price.
(2) Represents the fair market value of underlying securities at fiscal year end (for in-the-money options only) minus the exercise price. The closing price for our common stock at fiscal year end as quoted on the Nasdaq National Market System was $13.30.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      THE FOLLOWING COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION SHALL NOT BE DEEMED "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION NOR SHALL THIS INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EACH AS AMENDED, EXCEPT TO THE EXTENT COPART SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

      The compensation committee of our board of directors has general responsibility for establishing the compensation payable to our executive officers and other key executives. The committee has the sole and exclusive authority to administer our equity compensation plans, including stock option plans under which grants may be made to such individuals. During fiscal 2002, the stock option grant committee of our board administered our equity incentive plans. However, the charter of the stock option grant committee was terminated in fiscal 2003, and the compensation committee has assumed its responsibilities.

      This report is divided into two parts. Part One is a brief description of the compensation arrangements in effect for the 2002 fiscal year for our executive officers, including the Named Officers in the Summary Compensation Table above. Part Two is a discussion of the factors that governed the compensation payable to the Chief Executive Officer for the 2002 fiscal year.

                  PART ONE - EXISTING COMPENSATION ARRANGEMENTS

      The compensation committee believes that the current salaries and benefits of our executive officers are commensurate with our financial performance to date. During fiscal 1998, the prior employment agreement between Copart and our Chief Executive Officer expired, and he is now employed on an "at-will" basis. The base annual salaries of Willis J. Johnson, A. Jayson Adair, James E. Meeks, Paul A. Styer, and Wayne R. Hilty were set at $400,000, $250,000, $200,000, $185,000, and $175,000, respectively, during fiscal year 2002. In October 2002, the base annual salaries for the same officers were increased to $450,000, $300,000, $225,000, $190,000, and $190,000, respectively. The compensation committee intends to review these salary levels on a regular basis and to make such adjustments as it sees fit based on the performance of Copart and the employee.

      Our stock option committee was responsible for awarding stock options to executive officers. Our objective in awarding options is to more closely align the long-term interests of the executive officers with those of our shareholders. During fiscal 2002, the committee reviewed the outstanding equity incentives of our executive officers, including the applicable exercise price of the shares and the extent to which outstanding option grants were vested or unvested. Based on this review, the committee determined that additional option grants were not then required. Accordingly, no options were granted to any Named Officer in fiscal 2002. In October 2002, the committee approved grants of 600,000 shares of common stock to certain Copart employees, including grants to Messrs. Johnson, Adair, Meeks, Styer and Hilty in the amount of 100,000, 100,000, 100,000, 30,000, and 30,000 shares, respectively, under our 2001 stock option plan.

               PART TWO - COMPENSATION OF CHIEF EXECUTIVE OFFICER

      Willis J. Johnson, the co-founder of Copart, served as President from 1986 until May 1995, and has served as Chief Executive Officer since May 1995. Mr. Johnson's base annual salary in fiscal year 2002 of $400,000 remained unchanged from the prior year. Mr. Johnson is also entitled to participate in our benefit plans, four weeks paid vacation per year, use of Copart's automobiles and a $1 million life insurance policy with the beneficiary designated by Mr. Johnson.

      The compensation committee believes that the salary and benefits paid to Mr. Johnson during fiscal 2002 were commensurate with Copart's financial performance, based upon the growth of our operating profit and net income. The compensation committee expects that any bonus compensation recommended to be payable to Mr. Johnson in future years will also be based upon our growth and financial performance and subject to approval by the compensation committee.

      TAX LIMITATION. As a result of federal tax legislation, a publicly-held company such as Copart will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any fiscal year. We presently intend to structure our future compensation packages in a manner to comply with the $1 million compensation cap.

                                        Respectfully submitted by the

                                        COMPENSATION COMMITTEE AND STOCK OPTION
                                        GRANT COMMITTEE (AS OF JULY 31, 2002)

                                        Willis J. Johnson
                                        James Grosfeld
                                        Jonathan Vannini

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

      We currently do not have any formal employment agreements with any of our executive officers and all are employed on an "at-will" basis.

      All employees and consultants (including officers and directors) of Copart are eligible for option grants under our 2001 stock option plan. In addition, our non-employee directors are eligible for option grants under our 1994 director stock option plan. Future benefits under the 2001 stock option plan are not determinable, as grants of options are made at the discretion of the compensation committee. Pursuant to the terms of such option plans and related option agreements, if any, in the event of any acquisition or merger of Copart with or into another corporation or the sale of all or substantially all of the assets of Copart, each outstanding option and stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights then outstanding or to substitute substantially equivalent options or rights, then the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise vested or exercisable. In such event, the optionee shall be notified that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right shall terminate upon expiration of such period.

      In addition, in the event of a change of control in which options and stock purchase rights are assumed by a successor corporation, pursuant to the terms of certain option agreements under our 1992 stock option plan and our 2001 stock option plan as previously approved, if an employee is terminated without cause by such successor corporation within twelve months of such change of control, then such optionee shall vest in full and shall have the right to exercise the option or stock purchase right as to all of the optioned stock, including shares not otherwise vested or exercisable.

                                PERFORMANCE GRAPH

      THE FOLLOWING INFORMATION RELATING TO THE PRICE PERFORMANCE OF OUR COMMON STOCK SHALL NOT BE DEEMED "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION NOR SHALL THIS INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EACH AS AMENDED, EXCEPT TO THE EXTENT COPART SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

      The following graph shows a comparison of the cumulative total shareholder returns for the Nasdaq Stock Market - (U.S.), and a Peer Group for the period of August 1, 1997 through July 31, 2002. Such returns are based on historical results and are not intended to suggest future performance. Data for the Nasdaq and Peer Group indices assume reinvestment and dividends. We have not declared or paid a cash dividend since becoming a public company in 1994. We currently intend to retain any earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future.



                              [PERFORMANCE GRAPH]



                              CERTAIN TRANSACTIONS

      We employ in various non-executive positions Jason Johnson, the son of our Chief Executive Officer, Bonnie Randall, the sister of our Chief Executive Officer, Diane Yassa, the daughter of our Chief Operating Officer, and Rodgar McCalmon, the son-in-law of our Chief Executive Officer. In fiscal 2002, Mr. Johnson, Mrs. Randall, Mrs. Yassa, and Mr. McCalmon received a total of $80,000, $131,600, $120,000, and $125,000 of cash compensation, respectively. In addition, in October 2002, Mr. McCalmon received a grant of 20,000 stock options under our 2001 stock option plan. We believe that the terms of each such individual's employment, including their compensation, are commensurate with other employees in comparable positions.

      Willis J. and Reba J. Johnson are the owners of the real property and improvements of the Fresno, California facility and lease the Fresno facility to Copart for current monthly lease payments of $12,834 under a lease dated August 1, 1992, which expires (with inclusion of all extension options) in July 2004 and contains a provision whereby we have an option to purchase the real property and improvements. Total payments under this lease aggregated $142,767 in fiscal 2002. We believe that the terms of this lease are no less favorable to Copart than could be obtained from unaffiliated third parties.

      Under the terms of a lease agreement effective July 1, 1993 between the Schmidt Family Trust dated September 29, 1982 and Copart, we lease property in the Los Angeles, California area from the Schmidt Family Trust. The current term of the Los Angeles lease expires on June 30, 2003, and it provides for an option to extend the lease for an additional five-year term. Total payments under this lease aggregated $59,420 in fiscal 2002. Marvin L. Schmidt, a director of Copart, is a beneficiary of the Schmidt Family Trust.

      Under the terms of the lease agreement dated September 1, 1992 among James
P. and Barbara D. Meeks and Copart, Inc., we lease property in San Martin, California. The San Martin lease expires August 31, 2007. Total payments under this lease aggregated $228,000 in fiscal 2002. James P. Meeks is the father of James E. Meeks, one of our directors.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

      Based solely upon a review of the copies of such reports furnished to us and written representations from such officers, directors and greater than ten percent shareholders that no other reports were required to be made, we believe that there was full compliance for the fiscal year ended July 31, 2002 with all
Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent shareholders.

                                  OTHER MATTERS

      We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

                        ADJOURNMENT OF THE ANNUAL MEETING

      In the event that there are not sufficient votes to approve any proposal included in this proxy statement at the time of the annual meeting, the proposal could not be approved unless the annual meeting was adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies that are being solicited by our board of directors grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the annual meeting, and the adjournment is for a period of less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the shareholders other than an announcement of the time and place at the annual meeting. A majority of the shares represented and voting at the annual meeting is required to approve the adjournment, regardless of whether there is a quorum present at the annual meeting.

                                  ANNUAL REPORT

      A copy of our annual report for the fiscal year ended July 31, 2002 has been mailed concurrently with this proxy statement to all shareholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not proxy soliciting material.

                                               For the Board of Directors
                                               COPART, INC.


                                               By: /s/ Paul A. Styer
                                                  ------------------------------
                                                    Paul A. Styer, Secretary

DATED: October 28, 2002

            SITE OF THE COPART, INC. 2002 ANNUAL SHAREHOLDER MEETING


Directions to:  Copart, Inc.
                5500 E. Second Street
                Benicia, California 94510

From:           San Francisco Airport

Exit the airport on Highway 101 Northbound toward San Francisco. As you enter San Francisco follow the signs directing you towards the Bay Bridge. This is Interstate 80 Eastbound. Follow Interstate 80 over the Bay Bridge and continue Eastbound on Interstate 80. When you reach the other side of the Bay Bridge stay in the left lanes. Follow Interstate 80 approximately 15 miles to the Carquinez Bridge. After crossing the Carquinez Bridge, exit onto Interstate 780 towards Benicia. Follow 780 approximately 7 miles, get in the left lane and make a left turn onto 680 Eastbound towards Sacramento. The second exit is Lake Herman Rd. Turn left over freeway and make the first left turn onto East Second, then go to the first building on the left at 5500 E. Second Street.

                                  DETACH HERE

                                     PROXY

                                  COPART, INC.

                 PROXY FOR 2002 ANNUAL MEETING OF SHAREHOLDERS
                                DECEMBER 4, 2002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Copart, Inc. (the "Company") hereby revokes all previous proxies and appoints Willis J. Johnson or Paul A. Styer or either of them, each with full power of substitution, as the proxy and attorney-in-fact of the undersigned to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2002 Annual Meeting of Shareholders of the Company to be held on Wednesday, December 4, 2002, at 9:00 a.m., at the Company's corporate headquarters located at 5500 E. Second Street, Second Floor, Benicia, California, and any adjournment thereof, with the same effect as if the undersigned were present and voting such shares on the following matters and in the following manner set forth on the reverse side.

----------------                                                ----------------
  SEE REVERSE                                                     SEE REVERSE
     SIDE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE
----------------                                                ----------------

COPART, INC.

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI  02940














    PLEASE MARK
/X/ VOTES AS IN                                                            ---
    THIS EXAMPLE


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 BELOW.

1. Election of Directors
   NOMINEES: (01) Willis J. Johnson; (02) A. Jayson Adair; (03) Harold Blumenstein; (04) James Grosfeld; (05) James E. Meeks; (06) Marvin L. Schmidt; (07) Jonathan Vannini

               FOR                            WITHHELD
               ALL    / /                 / / FROM ALL
             NOMINEES                         NOMINEES

          / /
             -------------------------------------------
             To withhold authority to vote for an individual nominee or nominees, write his name or names above:

                                                      FOR     AGAINST    ABSTAIN
2. Ratify the selection of KPMG LLP as                / /       / /        / /
   Independent auditors for the Company for the current fiscal year ending July 31, 2002.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                 MARK HERE IF YOU PLAN TO ATTEND THE MEETING   / /

                 MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT / /

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Sign exactly as your name(s) appears on your stock certificate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. Executors, administrators, trustees, etc. are requested to so indicate when signing. If stock is registered in two names, both should sign.


Signature:                   Date:       Signature:                  Date:
          -------------------     -------          ------------------     ------